Exhibit 99.1

GREAT PLAINS ENERGY REPORTS SOLID FINANCIAL PERFORMANCE;
WESTAR ACQUISITION ON TRACK FOR COMPLETION IN SPRING 2017

Kansas City, Mo. (August 4, 2016) - Great Plains Energy (NYSE: GXP) today announced second quarter 2016 earnings of $31.6 million or $0.20 per share of average common stock outstanding, compared with second quarter 2015 earnings of $44.0 million or $0.28 per share. For the first six months of 2016, earnings were $57.6 million or $0.37 per share, compared to $62.5 million or $0.40 per share for the same period in 2015.

Great Plains Energy’s adjusted earnings (non-GAAP), which excludes certain costs, expenses, and losses resulting from the anticipated acquisition of Westar, were $85.6 million or $0.55 per share in the second quarter of 2016, compared with second quarter 2015 earnings of $44.0 million or $0.28 per share. For the first six months of 2016, Great Plains Energy’s adjusted earnings (non-GAAP) were $111.6 million or $0.72 per share, compared with earnings of $62.5 million or $0.40 per share for the same period in 2015. Adjusted earnings are reconciled to GAAP earnings on page 2 and 3. The Company is also reaffirming its 2016 adjusted earnings (non-GAAP) guidance range of $1.65 to $1.80 per share.

“Our company delivered solid financial and operational performance for the quarter," said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “We continue to optimize the performance of our business.  Our generating units performed well during the extreme heat conditions that blanketed our region, where temperatures in June were the warmest since 1980.”

In addition to strong operational performance, the Company continues to make progress on the Westar acquisition. The Company recently made several required regulatory filings and is on track to close the transaction in the spring of 2017.

Great Plains Energy Second Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2016	2015	2016	2015
GAAP Earnings
Electric Utility	$88.3	$46.4	$0.57	$0.30
Other	(56.3)	(2.0)	(0.37)	(0.02)
Net income	32.0	44.4	0.20	0.28
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$31.6	$44.0	$0.20	$0.28

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$31.6	$44.0	$0.20	$0.28
Costs to achieve acquisition of Westar:
Operating expenses (a)	5.0	—
Financing (b)	4.7	—
Mark-to-market impacts of interest rate swaps (c)	77.0	—
Income tax benefit	(32.7)	—
Adjusted Earnings (Non-GAAP)	$85.6	$44.0	$0.55	$0.28

Adjusted Earnings (Non-GAAP)
Electric Utility	88.3	46.4	0.57	0.30
Other	(2.7)	(2.4)	(0.02)	(0.02)
Adjusted Earnings (Non-GAAP)	$85.6	$44.0	$0.55	$0.28
(a) Reflects legal, advisory and consulting fees.
(b) Reflects fees incurred to finance the anticipated acquisition of Westar, including fees for a bridge term loan facility.
(c) Reflects the mark-to-market loss on interest rate swaps entered into in connection with financing the anticipated acquisition of Westar.

On a per-share basis, drivers for the increase in second quarter 2016 adjusted earnings (non-GAAP) per share compared to the same period in 2015 included the following:

•	Approximately $0.14 of new Missouri and Kansas retail rates that became effective September 29, 2015 and October 1, 2015, respectively;

•	An approximately $0.11 increase due to warmer weather driven by a 31 percent increase in cooling degree days compared to the second quarter 2015; and

•	An approximately $0.07 increase in other margin primarily due to new cost recovery mechanisms and an increase in the recovery of throughput disincentive associated with our energy efficiency programs.

These drivers were partially offset by the following:

•	An estimated $0.03 impact from a decrease in weather-normalized retail demand; and

•	$0.02 of other items including higher depreciation and amortization and general taxes.

Overall retail MWh sales were up 3.4 percent in the second quarter 2016, compared to the 2015 period with the increase driven by weather. The favorable weather impact in the second quarter 2016, when compared to normal, was approximately $0.08 per share.

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2016	2015	2016	2015
GAAP Earnings
Electric Utility	$117.3	$67.3	$0.76	$0.43
Other	(58.9)	(4.0)	(0.39)	(0.03)
Net income	58.4	63.3	0.37	0.40
Preferred dividends	(0.8)	(0.8)	—	—
Earnings available for common shareholders	$57.6	$62.5	$0.37	$0.40

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$57.6	$62.5	$0.37	$0.40
Costs to achieve acquisition of Westar:
Operating expenses (a)	5.0	—
Financing (b)	4.7	—
Mark-to-market impacts of interest rate swaps (c)	77.0	—
Income tax benefit	(32.7)	—
Adjusted Earnings (Non-GAAP)	$111.6	$62.5	$0.72	$0.40

Adjusted Earnings (Non-GAAP)
Electric Utility	117.3	67.3	0.76	0.43
Other	(5.7)	(4.8)	(0.04)	(0.03)
Adjusted Earnings (Non-GAAP)	$111.6	$62.5	$0.72	$0.40
(a) Reflects legal, advisory and consulting fees.
(b) Reflects fees incurred to finance the anticipated acquisition of Westar, including fees for a bridge term loan facility.
(c) Reflects the mark-to-market loss on interest rate swaps entered into in connection with financing the anticipated acquisition of Westar.
On a per-share basis, drivers for the increase in year to date 2016 adjusted earnings (non-GAAP) per share compared to the same period in 2015 included the following:

•	Approximately $0.26 of new Missouri and Kansas retail rates that became effective September 29, 2015 and October 1, 2015, respectively;

•
An approximately $0.04 increase due to warmer second quarter 2016 weather driven by a 31 percent increase in cooling degree days partially offset by mild first quarter 2016 weather with a 16 percent decrease in heating degree days compared to 2015; and

•	An approximately $0.16 increase in other margin primarily due to new cost recovery mechanisms and an increase in the recovery of throughput disincentive associated with our energy efficiency programs.
These drivers were partially offset by the following:

•	An estimated $0.03 impact from a decrease in weather-normalized retail demand;

•	$0.02 increase in other operating and maintenance expense;

•	$0.03 increase in depreciation and amortization due to capital investments being placed into service; and

•	$0.06 of other items including higher general taxes and interest expense.

Overall retail MWh sales were down 1.2 percent compared to the 2015 period with the decrease driven by weather. The favorable weather impact in the first six months of 2016, when compared to normal, was approximately $0.02 per share.

On a weather-normalized basis, for the 12 months ended June 30, 2016, retail MWh sales decreased an estimated 0.4 percent, net of an estimated 0.7 percent impact from Missouri Energy Efficiency Investment Act, compared to the 2015 period.

Adjusted Earnings (Non-GAAP)
In addition to earnings available for common shareholders, Great Plains Energy's management uses adjusted earnings (non-GAAP) to evaluate earnings without the impact of costs to achieve the anticipated acquisition of Westar. Adjusted earnings (non-GAAP) exclude certain costs, expenses, gains and losses resulting from the anticipated acquisition. This information is intended to enhance an investor's overall understanding of results. Adjusted earnings (non-GAAP) is used internally to measure performance against budget and in reports for management and the Board of Directors. Adjusted earnings (non-GAAP) is a financial measure that is not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information.

Great Plains Energy will post its 2016 Second Quarter Form 10-Q, as well as supplemental financial information related to the second quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Friday, August 5, 2016, to review the Company’s 2016 second quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 44952644.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through August 12, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 44952644.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc. (Westar), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy's ability to successfully manage transmission joint venture or to integrate the transmission joint ventures of Westar;  the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy to obtain the regulatory and shareholder approvals necessary to complete the anticipated acquisition of Westar; the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close; the failure to obtain, or to obtain on favorable terms, any equity, debt or equity-linked financing necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar; the costs incurred to consummate the anticipated acquisition of Westar; the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period; the credit ratings of Great Plains Energy following the anticipated acquisition of Westar; disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the proposed transactions; and other risks and uncertainties.

Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, 816-654-1777, calvin.girard@kcpl.com
Media: Katie McDonald, Senior Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com